Exhibit 99

National Research Corporation Announces Appointment to Board of Directors

Microsoft Executive Parul Bhandari Brings Digital Transformation Expertise to Board

LINCOLN, Neb., May 19, 2022 (GLOBE NEWSWIRE) -- National Research Corporation, doing business as NRC Health (“NRC Health,” “NRC”, the “Company), the leading provider of in-depth customer insights in healthcare, today announced the appointment of Parul Bhandari to its Board of Directors, effective immediately.

“Along with the rest of the Board, we are excited to share that Parul Bhandari has joined NRC Health as our newest Director," said NRC Health CEO Michael Hays. “Parul is an accomplished technology leader who brings a wealth of expertise on leveraging data and AI for positive impact to her new board role. Her experience driving industry solutions and engaging in digital transformation initiatives are central to serving our NRC Health partners. Parul's appointment adds considerable strength and diversity to the Board, and we look forward to working alongside her as we continue to realize our vision of bringing more Human Understanding to healthcare."

Ms. Bhandari has more than 20 years of experience driving growth and innovation at the world’s leading technology and business development companies. Since 2012, she has held various leadership roles at Microsoft. Currently, she is the Director, Partner Strategy, Worldwide Media and Communications, where she contributes to global partner recruiting, enablement and engagement. Previously, Ms. Bhandari was focused on leading Data and AI for Microsoft’s Worldwide Public Sector. She is also a director of Timberland Bank. Prior to joining Microsoft, Ms. Bhandari served as Vice President of Business Development and Alliances for the

management consulting firm Acelsior, teaming with large defense contractors including Deloitte, SAIC and General Dynamics. Ms. Bhandari holds an MBA from McDonough School of Business at Georgetown University and a Bachelor of Arts in Business Administration from Northwestern College.

“Coming from a technology background, I have a unique understanding of how digital transformation can both positively and negatively impact healthcare,” said Parul Bhandari. “Striking just the right balance by using technology that elevates the human element of care delivery is challenging. I’m thrilled to align my background with NRC Health, a company in the space that truly understands how to achieve that balance and look forward to further cementing the Company’s reputation as a leader in mission-driven healthcare.”

About NRC Health

For more than 40 years, NRC Health (NASDAQ: NRC) has been committed to achieving Human Understanding and bringing healthcare organizations closer to their customers than ever before by illuminating and improving the key moments that define an experience and build trust. Guided by their uniquely empathic heritage, proprietary methods, skilled associates, and holistic approach, NRC Health helps its customers design experiences that exceed expectations, inspire loyalty, and improve well-being among patients, residents, physicians, nurses, and staff.

For more information, email info@nrchealth.com or visit www.nrchealth.com.

Press Contact:

Jennifer Lyle

Barokas, a FINN Partners Company

nrchealth@finnpartners.com